Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 3/31/2008	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	48%	12/10/96	$8,137,994	3/15/05	$12,000,000	$5,647,340
Avaya	100%	48%	6/24/98	$5,512,472	N/A	N/A	N/A
Cort	SOLD	33%	7/31/98	$6,566,430	9/11/03	$5,770,000	$1,818,114
47320 Kato Road	100%	13%	7/21/98	$8,983,110	N/A	N/A	N/A
360 Interlocken Boulevard	100%	48%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	SOLD	48%	4/1/98	$5,934,250	1/31/07	$4,867,000	$2,271,890
1315 West Century Drive	SOLD	48%	2/13/98	$10,361,070	12/22/06	$8,325,000	$3,908,217
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	December 1996 – December 1997
PRICE PER UNIT	$10
A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions
A/B RATIO AT CLOSE OF OFFERING	78% to 22%
AMOUNT RAISED	$27,128,912

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended March 31, 2008. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund X is in the positioning-for-sale phase of its life cycle. The Fund now owns interests in three assets. At this time our focus involves leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

The first quarter 2008 operating distributions were 2.25% (see “Estimated Annualized Yield” table), consistent with the previous quarter. We anticipate that operating distributions may remain low or be reserved in the near-term, given the number of properties that have been sold and the anticipated re-leasing expenses of the 360 Interlocken property.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the back page.

Continued on reverse

Property Summary

•

The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $5,647,340 were allocated to Fund X, and $4,066,886 of these proceeds was included in the November 2005 distribution. The remaining proceeds were included in the net sale proceeds distribution in August 2007.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2010.

•

The Cort building was sold in September 2003, and net sale proceeds of $1,818,114 have been allocated to the Fund. Of these proceeds, $1,035,000 was distributed to the limited partners in November 2004. The remaining $783,114 was included in the November 2005 distribution.

•	The 47320 Kato Road property is located in Fremont, California, in the Silicon Valley region. TCI International leases the entire building through November 2009.

•

The 360 Interlocken Boulevard property is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008, and we are actively marketing the property for new tenants.

•

The Iomega building, located in Ogden, Utah, was sold on January 31, 2007, and net sale proceeds of approximately $2,271,890 were allocated to the Fund. Of these proceeds, approximately $1,611,331 was distributed to the limited partners in August 2007. The remaining proceeds are being reserved at this time.

•

The 1315 West Century Drive building, located in Louisville, Colorado, was sold on December 22, 2006. Net sale proceeds allocated to the Fund total $3,908,217, and these proceeds were included in the net sale proceeds distribution to the limited partners in August 2007.

For a more detailed annual financial report, please refer to Fund X’s most recent 10-K filing, which can be found on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/07(3)
PER “A” UNIT	$10	$6.67	N/A	$3.29	$2.93
PER “B” UNIT	$10	$0.00	$0.45	$9.68	$2.77

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2007 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2008	2.25%
2007	3.50%	3.50%	3.50%	2.25%	3.19%
2006	3.00%	3.00%	2.75%	2.75%	2.88%
2005	4.50%	2.50%	Reserved	3.00%	2.50%
2004	6.75%	4.50%	Reserved	2.00%	3.31%
2003	7.75%	7.00%	8.50%	7.25%	7.63%
2002	8.50%	8.50%	8.50%	8.50%	8.50%
2001	9.75%	10.00%	9.75%	9.75%	9.81%
2000	9.50%	9.75%	9.75%	10.00%	9.75%
1999	10.00%	9.24%	9.48%	9.39%	9.53%
1998	4.77%	8.00%	8.25%	10.01%	7.76%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2007	2006	2005		2004	2003	2002
-25.58%**	0.01%	-52.34	%**	10.38%	20.56%	13.43%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFSI0804-0408	© 2008 Wells Real Estate Funds